LICENSE AGREEMENT



                                 BY AND BETWEEN



                              XOMA IRELAND LIMITED



                                       AND



                          BAXTER HEALTHCARE CORPORATION





                                   DATED AS OF

                                JANUARY 25, 2000

[*] indicates that a confidential portion of this Agreement has been omitted and filed separately with the Securities and Exchange Commission.


                                LICENSE AGREEMENT

     LICENSE AGREEMENT, dated as of January 25, 2000 (this "Agreement"), by and between XOMA Ireland Limited, a company with limited liability organized under the laws of the Republic of Ireland (including its Affiliates, "XOMA Ireland"), having a place of business at Shannon Airport House, Shannon, Co. Clare, Ireland, and Baxter Healthcare Corporation, a Delaware corporation (including its Affiliates, "Baxter"), having a place of business at 550 North Brand Boulevard, Glendale, California 91203, United States.

                                    RECITALS

     WHEREAS, except as set forth herein, XOMA Ireland is the sole and exclusive owner or exclusive licensee of all right, title in and to the XOMA Know-How, the XOMA Inventions and the XOMA Patents (each as defined below) for use in the Field (as defined below);

     WHEREAS, Baxter desires to have the right to make, have made, use, sell, offer to sell, import and/or export one or more Products (as defined below) for use in the Field using the Licensed Technology (as defined below); and

     WHEREAS, Baxter desires to acquire an exclusive worldwide license to the Licensed Technology and the Products for use in the Field and XOMA Ireland is willing to grant such a license to Baxter.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and considerations set forth herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

     The following terms shall have the meanings set forth in this Article.

     1.1 "Affiliate" shall mean, with respect to either party hereto, any corporation, partnership, limited liability company or other business entity controlled by, controlling, or under common control with either such party, with "control" meaning direct or indirect beneficial ownership of fifty percent or more (or such lesser percentage as is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting stock of, or a fifty percent or more interest in the income of, such corporation, partnership or other business entity.

     1.2 "Agencies" shall mean the United States Federal Trade Commission and the United States Department of Justice.

     1.3 "Baxter BPI Cell Lines" shall mean any Improvement made to the XOMA BPI Cell Lines or new cell line producing BPI developed by Baxter, including, but not limited to, the genetic material contained in the cell line from which BPI is produced.

     1.4 "Baxter Competitor" shall mean any Person who sells products or provides services which compete with any product or service which accounts for more than ten percent of gross sales for the latest fiscal year then ended of Baxter's business that is currently conducted by its Hyland Immuno division.

     1.5 "Baxter Inventions" shall mean Inventions or Improvements conceived or reduced to practice solely by employees or others acting on behalf of Baxter.

     1.6 "Baxter Know-How" shall mean all information, techniques, data and materials that are directed to compounds and compositions of BPI, any Baxter BPI Cell Line and the methods or processes of making or using BPI, and which is not generally known (including, but not limited to, a proprietary "trade secret" or other intellectual property right under United States or other applicable law) which is substantial, secret and identifiable, and which Baxter owns or in which Baxter has an interest that is capable of being licensed, and which is in the possession of Baxter on the date of this Agreement or during the term hereof, including, without limitation, all biological, chemical, pharmacological, toxicological, clinical, regulatory, analytical, quality control and manufacturing data, methods, practices, knowledge, experience and any other information (whether technical or commercial) that may be useful for the development, regulatory approval, manufacture and/or commercialization of Products.

     1.7 "Baxter Patents" shall mean (a) all patent applications filed or having legal force in any country owned by or licensed to Baxter or to which Baxter otherwise acquires rights, which claim a compound or composition containing a Baxter Invention or a method or process for making or using a Baxter Invention,, together with any and all patents that issue therefrom, including utility, model and design patents and certificates of invention, and (b) all divisionals, continuations, continuations-in-part, reissues, re-examinations, renewals, extensions or additions to any such patents and patent applications; all to the extent and only to the extent that Baxter hereafter will have the right to grant licenses, immunities or other rights thereunder.

     1.8 "BLA" shall mean an application for a license to market and sell a Product filed in accordance with the requirements of the FDA or the CEU, as applicable.

     1.9 "BPI" shall mean bactericidal/permeability increasing protein [*]

     1.10 "BPI Cell Lines" shall mean any of the XOMA BPI Cell Lines and any of the Baxter BPI Cell Lines.

     1.11 "CEU" shall mean the Commission of the European Union and any successor agency performing similar functions.

     1.12 "Change of Control" shall mean any of the following events: (i) any Person or "group" is or becomes the "beneficial owner" (as such terms are defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, directly or indirectly, of fifty percent or more fo the total voting power of all classes of capital stock then outstanding and normally entitled to vote in elections of directors ("Voting Stock") of XOMA Ireland Limited or its parent; (ii) XOMA Ireland Limited or its parent consolidates or amalgamates with or merges into, another corporation or entity, or any corporation or entity consolidates or amalgamates with or merges into the XOMA Ireland Limited or its parent, in either event pursuant to a transaction in which the outstanding Voting Stock of XOMA Ireland Limited or its parent is changed into or exchanged for cash, securities or other property, and the holders of the Voting Stock immediately prior to such transaction do not hold fifty percent or more of the voting securities of the successor entity; or (iii) XOMA Ireland Limited or its parent liquidates, dissolves, conveys, transfers or leases all or any substantial portion of its assets to one or more Persons.


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     1.13 "Clinical Trials" shall mean the use of any Product in the Field in connection with testing or evaluation of such Product or in connection with a process to obtain Regulatory Approval to market the Product.

     1.14 "Comparative Period" shall mean the [*] month period ending [*] immediately preceding [*]

     1.15 "Cost of Goods Sold" shall mean the sum of Direct Manufacturing Cost and Fixed Manufacturing Overhead, including, but not limited to, all costs of materials, labor and reasonable allocations of overhead necessary to perform receiving, manufacturing, assaying, release testing, packaging, labeling, shipping (excluding distribution to customers), quality assurance and other tasks required for compliance with governmental regulations which govern the manufacture of a pharmaceutical product. Cost of Goods Sold shall also include the full cost associated with quality control samples, retention samples [*] and shall not include any fully burdened costs associated with production failures which cause the actual success ratio for the plant to fall below the lowest point of the expected success ratio range allowed for such plant as determined pursuant to the Supply Agreement. In the event that one or more Third Parties manufacture the product (or any part thereof), Cost of Goods Sold of that product (or that part) shall mean the amount paid under the contract arrangement with such Third Parties. Royalties paid to third parties in order to manufacture, use or sell Product(s) shall be included in the Cost of Goods Sold (notwithstanding reimbursement to XOMA Ireland by Baxter pursuant to Section 3.3) including, without limitation, (a) royalties under the Existing Licenses and (b) royalties for patent rights which could reasonably be expected to be infringed by the manufacture, use or sale of one or more Products.

     1.16 "Cost of Manufacturing" shall mean the sum of Direct Manufacturing Cost and Fixed Manufacturing Overhead, including, but not limited to, all costs of materials, labor and reasonable allocations of overhead necessary to perform receiving, manufacturing, assaying, release testing, packaging, labeling, shipping (excluding distribution to customers), quality assurance and other tasks required for compliance with governmental regulations which govern the manufacture of a pharmaceutical product. Cost of Manufacturing shall also include the full cost associated with quality control samples and retention samples and shall not include



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

any fully burdened costs associated with production failures which cause the actual success ratio for the plant to fall below the lowest point of the expected success ratio range allowed for such plant as determined pursuant to the Supply Agreement. In the event that one or more Third Parties manufacture the product (or any part thereof), Cost of Manufacturing shall mean the amount paid under the contract arrangement with such Third Parties.

     1.17 "Direct Manufacturing Cost" shall mean the costs directly attributable to manufacturing Product (i.e. those costs whose total will vary with quantity of production but which are relatively fixed with respect to a unit of production), including, but not limited to, direct labor and benefit expenses and consumable raw materials and other production materials, determined in accordance with generally accepted cost accounting standards.

     1.18 "Effective Date" shall mean the date of termination or expiration of any applicable waiting period under the HSR Act.

     1.19 "Existing Licenses" shall mean the License Agreement, between Incyte Pharmaceuticals, Inc. and XOMA Technology Ltd., effective as of July 9, 1998, and the NYU License, each as amended to the date of this Agreement, and any future amendments thereto which are mutually agreed upon by Baxter and XOMA Ireland (which agreement shall not be unreasonably withheld).

     1.20 "FDA" shall mean the United States Food and Drug Administration or any successor agency performing similar functions.

     1.21 "Field" shall mean any and all antibacterial and/or anti-endotoxin uses, in human clinical indications (including, but not limited to, Meningococcemia and future indications but excluding [*] ophthalmic indications), in which the therapeutic action of the Product involves one or more of: (a) the binding and/or neutralization of lipopolysaccharide or endotoxin which is on or released from gram negative bacteria, thereby interrupting the inflammatory cascade potentially leading to septicemia/sepsis,
(b) killing of gram negative or gram positive bacteria and (c) enhancing the ability of antibiotics to kill gram negative or gram positive bacteria, including, but not limited to, reversal of bacterial resistance to antibiotics.

     1.22 "Fixed Manufacturing Overhead" shall mean reasonable allocations of those costs incurred to manufacture Product which are relatively independent of the volume of production, including, but not limited to, depreciation, maintenance and repairs, general and administrative expenses, equipment lease expense and property and fire insurance costs, determined in accordance with generally accepted cost accounting standards.

     1.23 "Gross Profit" shall mean Net Sales [*] less Cost of Goods Sold.

     1.24 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.



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     1.25 "IND" shall mean an Investigational New Drug Application as filed with the FDA or equivalent filed with other agencies performing similar functions.

     1.26 "Improvements" shall mean all inventions, discoveries or other technology (whether patentable or not) conceived or reduced to practice during the term of this Agreement solely or jointly by employees or others acting on behalf of XOMA Ireland or Baxter which constitute an improvement directed to BPI, compounds or compositions of BPI, any of the BPI Cell Lines or any methods or processes for making or using BPI or any of the BPI Cell Lines.

     1.27 "Indicative Period" shall mean the [*] month period ending [*] as applicable, following [*]

     1.28 "Inventions" shall mean all inventions, discoveries, improvements or other technology (whether patentable or not) directed to compounds or compositions of BPI, any of the BPI Cell Lines or any methods or processes for making or using BPI or any of the BPI Cell Lines conceived or reduced to practice during the term of this Agreement solely or jointly by employees or others acting on behalf of XOMA Ireland or Baxter.

     1.29 "Joint Inventions" shall mean Inventions or Improvements conceived or reduced to practice jointly by employees or others acting on behalf of XOMA Ireland and by employees or others acting on behalf of Baxter.

     1.30 "Joint Patents" shall mean (a) all patent applications filed or having legal force in any country owned jointly by Baxter, on the one hand, and XOMA Ireland, on the other hand, or to which Baxter, on the one hand, and XOMA Ireland, on the other hand, otherwise acquire joint rights, which claim a compound or composition containing a Joint Invention or a method or process for making or using a Joint Invention, together with any and all patents that issue therefrom, including utility, model and design patents and certificates of invention, and (b) all divisionals, continuations, continuations-in-part, reissues, re-examinations, renewals, extensions or additions to any such patents and patent applications; all to the extent and only to the extent that Baxter and/or XOMA Ireland, as applicable, hereinafter will have the right to grant licenses, immunities or other rights thereunder.

     1.31 "Know-How" shall mean the Baxter Know-How and the XOMA Know-How.

     1.32 "Licensed Technology" shall mean all Know-How, Inventions, Patents and the BPI Cell Lines directed to Products.

     1.33 "Meningococcemia" shall mean an infection of the blood
(septicemia/sepsis) by Neisseria meningitidis.




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     1.34 "Net Sales" shall be calculated in accordance with Baxter's prevailing accounting practices in effect from time to time and mean the total amount invoiced in U.S. dollars, or, if in another currency, as converted by Baxter according to its standard conversion practices for purposes of financial reporting, or, if greater, received from a Third Party by Baxter, for the use (not including internal use by Baxter), sale or transfer of any Products after deducting the following costs provided such costs are attributable to such use, sale or transfer of such Products and are actually borne by Baxter and are specifically itemized on the invoice and billing statement and not otherwise incorporated into the sale or transfer price: (a) prepaid outbound transportation expenses for shipments to end users, (b) discounts allowed and taken, in amounts customary in the trade, for reasons such as quantity purchases and prompt payment by wholesalers and distributors, (c) taxes, including, but not limited to, sales, use, turnover, excise, import and other taxes or duties, separately billed or invoiced and borne by Baxter, imposed by a governmental agency on such sale, use or transfer and (d) credits or allowances given or made for products returned or not accepted by customers for the Product, provided that such credit or allowance shall not exceed the invoiced amount for such Product. If a Product is sold in the form of a combination product containing one or more active or other ingredients in addition to such Product, Net Sales for such combination product will be adjusted (x) by multiplying actual Net
Sales of such combination product by the fraction A/(A+B) where A is the invoiced price of the Product, if sold separately, and B is the invoice price of any active or other ingredients in the combination, if sold separately, or (y) if A and/or B are not sold separately, by a good faith estimate by Baxter based upon the economic value of the Product. If in XOMA Ireland's reasonable judgment, the adjustment contemplated by clause (y) does not accurately reflect the true economic value of the Product and the active or other component or components, then the parties shall negotiate in good faith an appropriate allocation of the sales price of such combination product between the Product and the active or other component or components, but if the parties are unable to reach resolution then Section 13.7 shall apply.

     1.35 "NEUPREX" shall mean an intravenous formulation of rBPI21 that has been tested in Clinical Trials in Meningococcemia, hemorrhage due to trauma and other indications and for which XOMA Ireland is currently seeking marketing authorization for sale of the Product in the United States and the European Union for the treatment of Meningococcemia.

     1.36 "NYU License" shall mean the Amended and Restated Research and License Agreement, dated as of September 1, 1993, by and among New York University and XOMA Technology Ltd. and XOMA Ireland Limited, as amended to the date of this Agreement.

     1.37 "Patents" shall mean one or more of the Baxter Patents, the Joint Patents and the XOMA Patents.

     1.38 [*]

     1.39 "Person" shall mean an individual, corporation, partnership, trust, business trust, association, limited liability company, joint stock company, joint venture, pool,



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syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

     1.40 "Product(s)" shall mean any pharmaceutical compositions containing BPI as a pharmaceutically active or other ingredient (either alone or in combination with one or more other pharmaceutically active or other ingredients) for intravenous or other methods of administration, including, without limitation, NEUPREX.

     1.41 [*]

     1.42 "rBPI21" shall mean the modified fragment of BPI [*]

     1.43 "Regulatory Approval" shall mean, in any given country in which a Product is or is to be manufactured, sold or distributed, the approval of all government authorities necessary for or regulating the manufacture, sale or distribution of the Product.

     1.44 "Supply Agreement" shall mean the Supply and Development Agreement by and between XOMA (US) LLC and Baxter, dated as of the date of this Agreement.

     1.45 "Third Party" shall mean any Person other than Baxter or XOMA Ireland.

     1.46 "XOMA BPI Cell Line" shall mean the CHO cell line presently used by XOMA Ireland to manufacture BPI or any Improvement to or new cell lines producing BPI developed by or for XOMA Ireland, including, but not limited to, the genetic material contained in the cell line from which BPI is produced.

     1.47 "XOMA Inventions" shall mean Inventions or Improvements conceived or reduced to practice solely by employees or others acting on behalf of XOMA Ireland.

     1.48 "XOMA Know-How" shall mean all information, techniques, data and materials that are directed to compounds and compositions of BPI, the XOMA BPI Cell Line, and the methods or processes of making or using BPI, and which is not generally known (including, but not limited to, a proprietary "trade secret" or other intellectual property right under United States or other applicable law) which is substantial, secret and identifiable, and which XOMA Ireland own or in which XOMA Ireland have an interest that is capable of being



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licensed, and which is in the possession of XOMA Ireland on the date of this
Agreement or during the term hereof, including, without limitation, all biological, chemical, pharmacological, toxicological, clinical, regulatory, analytical, quality control and manufacturing data, methods, practices, knowledge, experience and any other information (whether technical or commercial) that may be useful for the development, regulatory approval, manufacture and/or commercialization of Products.

     1.49 "XOMA Patents" shall mean (a) all patent applications filed or having legal force in any country throughout the world owned by or licensed to XOMA Ireland or to which XOMA Ireland otherwise acquire rights, which claim BPI, a compound or composition containing BPI or a XOMA Invention or a method or process for making or using BPI or a XOMA Invention, together with any and all patents that issue therefrom, including utility, model and design patents and certificates of invention, and (b) all divisionals, continuations, continuations-in-part, reissues, re-examinations, renewals, extensions or additions to any such patents and patent applications; all to the extent and only to the extent that XOMA Ireland hereafter will have the right to grant licenses, immunities or other rights thereunder. The current list of patent applications and patents encompassed within this definition is set forth in [*]

     1.50 "XOMA Trademarks" shall mean the XOMA trademark and the NEUPREX trademark.

     1.51 "Year of Sales" with respect to a particular country or region shall mean any calendar year beginning after the first commercial sale of a Product in that country or region.

                                   ARTICLE 2.

                         REPRESENTATIONS AND WARRANTIES

     The parties hereby represent and warrant together or individually as follows:

     2.1 Corporate Existence and Power. Each party (a) is a corporation or company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) has the power and authority (corporate or other) and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, condition (financial or other) of such party and could not reasonably be expected to materially adversely affect such party's ability to perform its obligations under this Agreement.

     2.2 Authorization and Enforcement of Obligations. Each party (a) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This



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Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

     2.3 No Conflict. The execution and delivery of this Agreement and the performance of each party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations or any contractual obligation of such party and (b) do not conflict with, or constitute a default or require any consent under, any contractual obligation of such party.

     2.4 Rights to Licensed Technology. Except for items 14 and 21 of Schedule
1.49 as to which XOMA Ireland is a joint owner, XOMA Ireland is the sole and exclusive owner or exclusive licensee of all right, title and interest in and to the XOMA Know-How, XOMA Patents and XOMA Inventions and has the right to license the same to Baxter in the Field. As of the date of this Agreement, no claim is pending or, to the best of XOMA Ireland's knowledge, threatened, to the effect that any XOMA Patents owned or licensed by XOMA Ireland, or which XOMA Ireland otherwise has the right to use, is invalid or unenforceable by XOMA Ireland, and, to the best of XOMA Ireland's knowledge, there is no such claim, whether pending or threatened.

     2.5 No Adverse Information. As of the date of this Agreement, except as disclosed in the regulatory submissions previously made available to Baxter related to the use of NEUPREX for the Meningococcemia indication, XOMA Ireland represents and warrants that it knows of no adverse effects or other properties that could reasonably be expected to raise objections from the FDA or other regulatory agencies or may affect the use, effectiveness or merchantability of the Product.

     2.6 Third Party Licenses. XOMA Ireland represents and warrants that the only Third Party license for the XOMA Know-How, XOMA Patents or XOMA Inventions as of the date of this Agreement is the Existing Licenses. As of the date of this Agreement, each of the Existing Licenses is in full force and effect and neither XOMA Ireland, nor to the knowledge of XOMA Ireland, the other parties to the Existing Licenses are in breach thereof. XOMA Ireland shall provide Baxter with notice of any fact, circumstance, act or omission of which it has knowledge and which could reasonably be expected to lead to default under such licenses with sufficient lead time to allow Baxter to cure, if possible, such default. XOMA Ireland shall use commercially reasonable efforts to assist Baxter in obtaining a replacement license in the event of any termination of either of the Existing Licenses.

                                   ARTICLE 3.

                                GRANT OF LICENSES

     3.1 Grant of License.

     3.1.1. Subject to the terms of this Agreement, XOMA Ireland hereby grants to Baxter an exclusive, worldwide license to the XOMA BPI Cell Lines, XOMA




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Inventions, XOMA Know-How and XOMA Patents and XOMA's rights in the Joint
Inventions and Joint Patents to make, have made, use, sell, offer to sell, import and/or export Products in the Field.

     3.1.2. Subject to the terms of this Agreement, XOMA Ireland hereby grants Baxter an exclusive, worldwide license to use the XOMA name and the XOMA Trademarks to make, have made, sell, use, offer to sell, import and/or export Products in the Field.

     3.1.3. Notwithstanding Section 3.1.1, XOMA Ireland Limited retains its exclusive, worldwide rights to the XOMA Inventions, XOMA Know-How and XOMA Patents for license or assignment to an Affiliate of XOMA Ireland Limited in connection with any other agreement with Baxter for Products.

     3.1.4. Subject to the terms of this Agreement, Baxter hereby grants XOMA Ireland an exclusive, worldwide license to the Baxter BPI Cell Lines, Baxter Inventions, Baxter Know-How, Baxter Patents and Baxter's rights in and to the Joint Inventions and Joint Patents, if, as and when any of them come into existence, to make, have made, use, sell, offer to sell, import and/or export products containing BPI outside the Field.

     3.2 Right to Sublicense. Baxter shall have the right, without XOMA Ireland's consent, to sublicense any of the rights granted to it under this Agreement, unless such sublicense transfers all or a substantial portion of Baxter's rights under this Article 3 worldwide or for the United States, Japan or any substantial portion of the European Union, but Baxter shall not, to the extent that the rights granted under this Agreement are a sublicense under the NYU License, grant more than one sublicense with respect to any one country. Baxter may, subject to XOMA Ireland's consent, which consent may not be unreasonably withheld, sublicense all or a substantial portion of Baxter's rights under this Article 3 worldwide or for the United States, Japan or any substantial portion of the European Union. Any sublicensees of Baxter shall agree in writing to be bound by the provisions of this Agreement to the same extent Baxter is bound.

     3.3 Existing Licenses. The foregoing grant and license under this Article 3 are subject to and subordinate to the terms and conditions of and includes sublicenses under the Existing Licenses, including, without limitation, Sections 15, 16 and 17 of the NYU License. XOMA Ireland shall comply and perform in accordance with the Existing Licenses. Baxter shall reimburse, within thirty days after invoice to Baxter by XOMA Ireland all royalties paid by XOMA Ireland under the Existing Licenses.

                                   ARTICLE 4.
                                    PAYMENTS

     4.1 License Fee. Within five business days of the execution and delivery of this Agreement by the parties, Baxter shall pay $9.5 million to XOMA Ireland.

     4.2 Meningococcemia Approvals.

     4.2.1. Baxter shall pay $4.75 million to XOMA Ireland within five business days after notice to Baxter of the acceptance by the FDA of a BLA for NEUPREX for the Meningococcemia indication.

     4.2.2. Baxter shall pay $9.5 million to XOMA Ireland within five business days after notice to Baxter of the receipt of Regulatory Approval by the FDA for NEUPREX for the Meningococcemia indication.



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     4.2.3. Baxter shall pay $9.5 million to XOMA Ireland within five business days after notice to Baxter of the receipt of Regulatory Approval by the CEU for NEUPREX for the Meningococcemia indication.

     4.3 Payments During HSR Act Waiting Period. If any fee or other payment shall be required to be made under this Agreement prior to the Effective Date, such fee or payment shall be deposited by Baxter in a client trust account of A & L Goodbody and released to XOMA Ireland, together with interest accrued thereon, within one business day following receipt by A & L Goodbody of written notice of termination or expiration of the applicable waiting period under the HSR Act.

     4.4 Royalties to XOMA Ireland.

     4.4.1. Baxter will pay XOMA Ireland a royalty equal to [*] of Gross Profits until such time as Regulatory Approval of a Product for an indication other than Meningococcemia is received in the United States and the European Union. All payments pursuant to Section 4.4 or Section 4.5 shall be made (a) on a good faith estimated basis within forty five days of each March 31, June 30 and September 30 and within sixty days of December 31 of each year and (b) be adjusted with the next payment under this Section 4.4.1.

     4.4.2. After a Product receives Regulatory Approval in an indication other than Meningococcemia in the United States and in the European Union, Baxter shall pay XOMA Ireland a royalty equal to the following percentages of Gross
Profits:

--------------------------------------------------------------------------------
Annual Net Sales for All Products                  Annual Royalty Rate

[*]


     4.4.3. Each such royalty payment shall be calculated as follows:

     [*]



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     4.4.4. Any adjustments to Gross Profit paid with respect to any of the first three quarters of any calendar year shall be made by Baxter as an offset to the payment due with respect to the next quarter of such calendar year.

     4.4.5. In the event that Gross Profit is negative for any calendar quarter, such negative amount shall be carried over (together with any similar amounts carried over from prior quarters) as an offset to positive Gross Profit, if any, in future calendar quarters.

     4.5 Royalties to Baxter. In consideration for the license granted under
Section 3.1.4, XOMA Ireland shall pay a royalty equal to [*] of products containing BPI for use outside the Field requiring the Baxter BPI Cell Lines, Baxter Inventions, Baxter Know-How or Baxter Patents or Baxter's rights in and to the Joint Inventions or Joint Patents.

     4.6 Audits.

     4.6.1. XOMA Ireland and Baxter shall each maintain, for at least three years from the date of creation, accurate records and accounts of costs and sales in order to allow XOMA Ireland or Baxter to determine the accuracy of the calculation of Gross Profit, Net Sales and net sales under Section 4.5. Upon the written request of either party and not more than once in any calendar year, each of XOMA Ireland and Baxter shall permit an independent certified public accounting firm of nationally recognized standing, selected by the other party and reasonably acceptable to XOMA Ireland or Baxter, as applicable, to have access during normal business hours to such of the records of the other party as may be reasonably necessary to verify the accuracy of such calculations hereunder for any year ending not more than twenty-four months prior to the date of such request. The accounting firm shall disclose to the requesting party only whether the records are correct or not and the specific details concerning any discrepancies. The findings of such inspection shall be Information for the purposes of Article 8.

     4.6.2. If such accounting firm concludes that additional payments were owed during such period, the obligated party shall pay the additional amounts within thirty days of the date the requesting party delivers to the obligated party such accounting firm's written report so concluding plus interest at the commercial prime lending rate of the Bank of America



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

from the date such payment was originally due until the date paid. Any such audit of records shall be at the requesting party's expense; provided that in the event such audit discloses a negative variance of more than five percent between the amount of royalties due and the amount of royalties paid to XOMA Ireland or Baxter pursuant to Section 4.5, as applicable, Baxter or XOMA Ireland, as applicable, shall pay the expense of such audit.

     4.7 Other Indication Approvals. For each indication other than Meningococcemia, Baxter shall pay the following amounts to XOMA Ireland within five business days of the following applicable events with respect to any Product based on the number of patients in [*] who have such indication [*]:

     4.7.1. Less than [*] patients for such indication:

     a. $[*] million upon the receipt of written notice of [*]

     b. $[*] million upon the receipt of written notice of [*]

     c. $[*] million upon the receipt of written notice of [*]

     d. $[*] million upon the receipt of written notice of [*]

     4.7.2. At least [*] patients for such
indication:

     a. $[*] million upon the receipt of written notice of [*]

     b. $[*] million upon the receipt of written notice of [*]

     c. $[*] million upon the receipt of written notice of [*]

     d. $[*] million upon the receipt of written notice of [*]

     4.7.3. At least [*] patients for such indication:

     a. $[*] million upon the receipt of written notice of [*]

     b. $[*] million upon the receipt of written notice of [*]

     c. $[*] million upon the receipt of written notice of [*]

     d. $[*] million upon the receipt of written notice of [*]

                                   ARTICLE 5.

                                commercialization

     5.1 Development Obligations. Baxter shall use commercially reasonable efforts to conduct appropriate preclinical studies and Clinical Trials for enhancement of the commercial opportunity for Products in the Field.

     5.2 Manufacturing and Information Transfer. In connection with this Agreement, XOMA Ireland shall, upon Baxter's request, provide Baxter copies of and/or access to all then existing and, throughout the term of this Agreement, shall continue to furnish Baxter with copies of any subsequently developed XOMA Know-How which may be useful for the development, registration, manufacturing, marketing or sale of Products in the Field and as otherwise contemplated by this Agreement. Baxter shall have the right to manufacture Products, subject to the Supply Agreement and shall have the right to have manufacturing performed by a Third Party on its behalf.

     5.3 Marketing Rights and Diligence. Baxter shall have the exclusive worldwide right to market and sell Products in the Field. For so long as Baxter has an exclusive license to market and sell such Products, Baxter will use commercially reasonable efforts to establish and maintain a marketing and sales program sufficient to address the market opportunity for such Products. In the event Baxter fails to comply with its obligations in this Section 5.3 with respect to any Product(s), XOMA Ireland may, at its option, notify Baxter in writing of its intent to terminate or render non-exclusive any license (or relevant portion thereof) granted to Baxter for such Product(s). Such notice shall specify in reasonable detail the nature of Baxter's non-compliance. Baxter shall have (a) sixty days following receipt of such notice to develop and submit to XOMA Ireland in writing a plan (the "Plan") describing the steps Baxter intends to take to cure such non-compliance and (b) ninety days after submission of the Plan to XOMA Ireland to cure such non-compliance. In the event that a license (or relevant portion thereof) granted to Baxter is terminated or rendered non-exclusive, Baxter, upon XOMA Ireland's request, will provide reasonable assistance to XOMA Ireland to enable XOMA Ireland to take advantage of the activities of Baxter prior to such event and to exploit XOMA Ireland's rights to the Products, and Baxter and XOMA Ireland shall comply with Section 12.4.2.

     5.4 Specific Diligence Requirements.

     5.4.1. Overall Development. (a) Baxter shall commence Clinical Trials for at least [*] clinical indications in the Field for NEUPREX within [*] years of the Effective Date and shall continue to conduct Clinical Trials of [*] or more Products in at least [*] clinical indications continuously thereafter for a period of at least [*] years following the Effective Date or, if earlier, until [*] or more Products have received Regulatory Approval for a total of [*] different label claims (one of which may be Meningococcemia) from either the FDA or the CEU (e.g., [*] from the FDA and [*] from the CEU).

     (b) In the event Baxter fails to comply with its obligation in Section 5.4.1(a) as a result of a Clinical Trial being stopped due to safety concerns, lack of efficacy or other unanticipated circumstances, XOMA Ireland may, at its option, notify Baxter in writing of its intent to terminate the licenses granted to Baxter under this Agreement. Baxter shall have (i) [*] to develop and submit to XOMA Ireland in writing a plan (the "Clinical Plan") describing the steps Baxter intends to take to cure such non-compliance, including a specific time period following submission of the Clinical Plan to XOMA Ireland for commencing one or more additional Clinical Trials and (ii) [*] to commence such Clinical Trial(s) and cure such non-compliance; provided that [*]. In the event such Clinical Trial(s) are not commenced and such compliance is not cured within the time period set forth in the Clinical Plan, the last sentence of Section 5.3 shall apply.

     (c) In the event Baxter fails to comply with its obligation in Section 5.4.1(a) as a result of a Clinical Plan ending (that is, patient follow-up being completed) in the ordinary course of the conduct of such trial, Baxter shall have a period of (i) [*] to commence the next Clinical Trial of such Product in such indication or file an IND thereby commencing, for purposes hereof, an additional Clinical Trial of a Product in another indication or (ii) [*] to file an IND thereby commencing, for purposes hereof, an additional Clinical Trial of a Product in another indication, before XOMA Ireland shall have the right to terminate the licenses granted hereunder. In the event of any such termination, the last sentence of Section 5.3 shall apply.

     5.4.2. Development Outside the U.S. (a) Baxter shall commence [*] in each of [*] before [*] and shall file [*] with [*] before [*] and with [*] before [*]

     (b) In the event Baxter fails to comply with its obligation in Section 5.4.2(a) in respect of either [*] or [*], XOMA Ireland may, at its option, terminate the licenses granted hereunder with respect to [*] or [*], as applicable, in which event the provisions of Section 13.7 shall apply with respect to such region or country, but such termination in respect of such region or country shall have no effect on this Agreement in respect of the rest of the world.

     5.4.3. Manufacturing. (a) In the event Baxter manufactures Products (whether finished or bulk) for the building of inventory for commercial sale, Baxter's Cost of Manufacturing for the Indicative Period shall be equal to or less than XOMA (US) LLC's Cost of Manufacturing for the Comparative Period [*]

     (b) In the event Baxter fails to comply with its obligation in Section 5.4.3(a), Baxter shall absorb the excess, if any, of its Cost of Manufacturing for the Indicative Period and each [*] period thereafter over XOMA (US) LLC's Cost of Manufacturing for the Comparative Period by excluding such amount from Cost of Goods Sold for such [*] period for purposes of this Agreement, but such non-compliance shall not affect any other provisions of this Agreement (except those where such reduced amount of Cost of Goods Sold is used).

     5.4.4. Minimum Royalties. (a) Royalty payments to XOMA Ireland pursuant to
Section 4.4 in respect of each country or region indicated in the column headings below shall equal at least the amounts in the table below for each Year of Sales in that country or region:

        Year of Sales                      U.S.                    European Union                    Japan
        -------------                      ----                    --------------                    -----

[*]

     (b) In the event royalty payments to XOMA Ireland in respect of any country or region set forth above fail to at least equal the amount set forth in the table above for a particular Year of Sales, Baxter shall pay to XOMA Ireland an amount equal to the difference between the amount set forth on the table and the aggregate amount of royalties paid for such Year of Sales in such country or region, which payment shall be due and payable on the date a royalty payment is or would otherwise be due in accordance with Section 4.4.1, or Baxter may, at is option (and XOMA may, at its option, if such payment is not received when due and payable), terminate the licenses granted hereunder with respect to the country or region in respect of which such non-compliance occurred, which termination in respect of such country or region shall have no effect on this Agreement in respect of the rest of the world.

     (c) [*]

     5.5 Third Party Licenses. Baxter shall provide XOMA Ireland with sales reports sufficient for XOMA Ireland to prepare all royalty reports due under the Existing Licenses. If Baxter or XOMA Ireland determine in good faith that it is commercially reasonable to acquire intellectual property rights of Third Parties, or licenses thereof, in order to further the marketing and sale of Products by Baxter, the parties shall consider such acquisition or license.

                                   ARTICLE 6.

                      INFRINGEMENT ACTIONS BY THIRD PARTIES

     If any of Baxter, XOMA Ireland or their respective Affiliates or sublicensees is sued by a Third Party for infringement of a Third Party's patent because of the manufacture, use or sale of a Product, the party which has been sued shall promptly notify the other party in writing of the institution of such suit. Baxter shall have the right, in its sole discretion, to control the defense of such suit at its own expense, in which event XOMA Ireland shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to the Baxter entity controlling such legal proceedings all evidence in its control and commercially reasonable assistance. If Baxter does not elect within thirty days after receipt of such notice to so control the defense of such suit, XOMA Ireland may undertake such control at its own expense, and Baxter shall then have the right to be represented by advisory counsel of its own selection and at its own expense, and Baxter shall cooperate fully in the defense of such suit and furnish to XOMA Ireland all evidence in its control and commercially reasonable assistance. If XOMA Ireland does not elect within sixty days after receipt of such notice to so control the defense of such suit, Baxter shall be obligated to undertake such control at its own expense, and XOMA Ireland shall again have the right to be represented by advisory counsel of its own selection and at its own expense, and XOMA Ireland shall cooperate fully in the defense of such suit and furnish to Baxter all evidence in its control and commercially reasonable assistance. Upon any termination of this Agreement, XOMA Ireland may undertake such control at its own expense, and Baxter shall cooperate fully in the defense of such suit and furnish to XOMA Ireland all evidence in its control and commercially reasonable assistance. Each party shall, in good faith, consider the advice of the other party in connection with any such action. The party controlling the suit may not settle the suit or otherwise consent to an adverse judgment in such suit that diminishes the rights or interests of the non-controlling party without the express written consent of the non-controlling party (which consent shall not be unreasonably withheld or delayed). [*]

                                   ARTICLE 7.

                                       [*]

     7.1 [*]

     7.2 Right of First Discussion for [*] During the term of this Agreement, in the event XOMA Ireland desires to negotiate, or is solicited to enter into, a corporate partnering, licensing or other transaction with a Third Party with respect to the development, marketing or sale of any drug, biologic or device for use or sale in the Field which is not [*] (an "[*] Third Party Transaction"), XOMA Ireland shall deliver written notice (the "[*] Notice") to Baxter which shall set forth its intention to negotiate such [*] Third Party Transaction. For a period of ninety days after the [*] Notice, the parties shall in good faith negotiate the terms of a corporate partnering, licensing or other transaction (an "Baxter [*] Transaction"); provided, however, that if at any time Baxter does not in good faith intend to pursue a Baxter [*] Transaction, Baxter shall notify XOMA Ireland of such fact within ten days of the date such decision is made by Baxter. With respect to such products in the Field, if the parties in good faith cannot agree on the terms of an Baxter [*] Transaction within the ninety day period set forth above, or Baxter notifies XOMA Ireland that it does not intend to pursue such a transaction, XOMA Ireland shall be entitled to enter into an [*] Third Party Transaction with any Third Party.

                                   ARTICLE 8.

                                 CONFIDENTIALITY

     8.1 Nondisclosure Obligations. Except as otherwise provided in this Article 8, during the term of this Agreement and for a period of five years thereafter (but no less than ten years after the Effective Date), the parties shall maintain in confidence, and use only for purposes of this Agreement, (a) information and data resulting from or related to the development of Products;
(b) information and data not described in clause (a) above resulting from or related to the development program contemplated by the Supply Agreement; and (c) all information and data not described in clause (a) or (b) above but supplied by the other party under this Agreement marked "Confidential." For purposes of this Article 8 information and data described in clause (a), (b) or (c) above shall be referred to as "Information."

     8.2 Permitted Disclosures. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, (a) a party may disclose Information it is otherwise obligated under this Article 8 not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis, provided that each such Person agrees to keep the Information confidential and not use the Information for the same time periods and to the same extent as such party is required; and (b) a party may disclose such Information to government or other regulatory authorities to the extent that such disclosure is required by applicable law, regulation or court order, or is reasonably necessary to obtain patents or authorizations to conduct Clinical Trials with, and to commercially market, Products, provided that the disclosing party shall provide written notice to the other party and sufficient opportunity to object to such disclosure or to request confidential treatment thereof.

     8.3 Exceptions. The obligation not to disclose or use Information shall not apply to any part of such Information that (a) is or becomes patented, published or otherwise part of the public domain other than by acts of the party obligated not to disclose such Information or its Affiliates or sublicensees in contravention of this Agreement; (b) is disclosed to the receiving party or its Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other party under this Agreement on a confidential basis; (c) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other party under this Agreement; or (d) is disclosed in a press release agreed to by both parties, which agreement shall not be unreasonably withheld.

     8.4 Terms of this Agreement. Baxter and XOMA Ireland shall not disclose the existence of or any terms or conditions of this Agreement to any Third Party without the prior consent of the other party, except and only to the extent required by applicable law, regulation, court order or the Existing Licenses; provided that the disclosing party shall provide written notice to the other party and sufficient opportunity to object to such disclosure or to request confidential treatment thereof. XOMA Ireland shall, prior to filing, and in connection with any comments received thereto, consult with and consider the views of Baxter with respect to any confidential treatment request made in connection with the transactions contemplated by this Agreement.

     8.5 Public Announcement. Neither party (nor any Affiliate of either party) will originate any written publicity, news release or other public announcement, relating to this Agreement or any other agreement between the parties without the prior written approval of the other party, which approval will not be unreasonably withheld or delayed, except as otherwise required by applicable law, regulation, court order, the Existing Licenses or stock exchange listing requirement.

                                   ARTICLE 9.

                              INTELLECTUAL PROPERTY

     9.1 Patent and Trademark Prosecution and Maintenance. XOMA Ireland shall be responsible for and shall control all of the Patents and XOMA Trademarks and shall consult with Baxter on, and give Baxter a reasonable opportunity to review, all filings for the Patents and the NEUPREX trademark. XOMA Ireland shall use commercially reasonable efforts to maintain all Patents and the NEUPREX trademark and all costs thereof shall be reimbursed by Baxter. XOMA Ireland shall use its commercially reasonable good faith efforts to have such costs shared by other persons with a license to such patents in fields other than the Field. Each party shall make available to the other party or its authorized attorneys, agents or representatives, its employees, agents or consultants necessary or appropriate to enable the appropriate party to file, prosecute and maintain patent applications and resulting patents with respect to Improvements and Inventions for a period of time sufficient for such party to obtain the assistance it needs from such personnel. Each applicable party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other.

     9.2 Enforcement of Patent Rights. XOMA Ireland shall have the right to determine the appropriate course of action, after reasonable consultation with Baxter, to enforce the Patents or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the patents, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Patents, and in good faith shall consider the interests of Baxter, if any, in so doing. The parties shall fully cooperate with each other in any action to enforce the Patents, and Baxter shall reimburse XOMA Ireland for all costs incurred under this Section 9.2. All monies recovered upon the final judgment or settlement of any suit to enforce the Patents shall first be paid to recover the respective actual out-of-pocket expenses of the parties associated with the enforcement, and thereafter [*]

     9.3 Ownership of Inventions. The entire right and title in all XOMA Inventions, and any patent applications or patents based thereon, shall be owned solely by XOMA Ireland. The entire right and title in all Baxter Inventions, and any patent applications or patents based thereon, shall be owned solely by Baxter. The entire right and title in all Joint Inventions, and any patent applications or patents based thereon, shall be owned jointly by XOMA Ireland and Baxter. Each party promptly shall disclose to the other party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such party. XOMA Ireland and Baxter each hereby represents that all employees and other Persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign or license to it, or as it shall direct, all Inventions made or developed by such employees or other Persons.

     9.4 Notification of Patent Term Restoration. Each party or its Affiliates shall notify the other party of (a) the issuance of each United States patent included within the Patents, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within the Patents which it receives as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (the "Act"), including notices pursuant to Sections 101 and 103 of the Act from persons who have filed an abbreviated new drug application. Such notices shall be given promptly, but in any event within five days of each such patent's date of issue or receipt of each such notice pursuant to the Act, whichever is applicable. Each party or its Affiliates shall notify the other party of each filing for patent term restoration under the Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the Patents. Likewise, each party or its Affiliates shall inform the other party of patent extensions and periods of data exclusivity in the rest of the world relating to Products.

                                   ARTICLE 10.

                          INDEMNIFICATION AND INSURANCE

     10.1 Indemnification by Baxter. Baxter agrees to defend, indemnify and hold harmless XOMA Ireland, its agents and employees, against claims for loss, liability, damage and costs (including reasonable fees of counsel, claims for personal injury or the costs of recalls) attributable to the actions or omissions, if any, of Baxter or its subcontractors in the manufacturing (to the extent Baxter or its subcontractors manufacture), packaging, labeling, marketing, use or sale (subject to XOMA Ireland's obligations under Section 10.2) of any Product.

     10.2 Indemnification by XOMA Ireland. XOMA Ireland agrees to defend, indemnify and hold harmless Baxter, its agents and employees, against claims for loss, liability, damage and costs (including reasonable fees of counsel, claims for personal injury or the costs of recalls) attributable to the actions or omissions, if any, of XOMA Ireland or its subcontractors in the designing, manufacturing (to the extent XOMA Ireland or its subcontractors manufacture), packaging, labeling, marketing, use or sale (subject to Baxter's obligations under Section 10.1) of any Product.

     10.3 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article 10 shall promptly notify the other party (the "Indemnitor") of any liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings and shall have the right to retain its own counsel at its own expense for any reason (subject to the Indemnitor's right to control such defense). The indemnity obligations under this Article 10 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action shall relieve such Indemnitor of any liability to the Indemnitee under this
Article 10 to the extent such failure is prejudicial to its ability to defend such action, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 10. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

     10.4 Insurance. Baxter and XOMA Ireland each shall obtain liability insurance (but each party may self insure to the extent reasonable given the financial position of the party and its parent), with respect to its activities contemplated by this Agreement in such amounts as are customary for biopharmaceutical companies engaged in similar activities. XOMA Ireland intends to increase its insurance in connection with the commencement of commercial sales of Product. Baxter and XOMA Ireland each shall maintain such insurance (or self insurance in the case of Baxter) for so long as each continues to conduct such activities, and thereafter for so long as each customarily maintains insurance for itself covering similar activities. XOMA Ireland has obtained product liability insurance with respect to the development, manufacture and sale of such Product in such amounts as are customary for biopharmaceutical companies engaged in the development, manufacture and sale of similar products. XOMA Ireland shall maintain such product liability insurance for so long as it continues to develop, manufacture and sell such Product, and thereafter for so long as companies in the biopharmaceutical business customarily maintain insurance covering the development, manufacture and sale of similar products. Upon request, XOMA Ireland shall furnish to Baxter a certificate of insurance evidencing such insurance. Upon request, XOMA Ireland shall cause Baxter to be named an additional insured under such policy within thirty days of such request, but Baxter shall not have the right to control XOMA Ireland's insurance but shall be entitled to coverage under such policies to the extent of any loss arising out of this Agreement. If XOMA Ireland shall obtain coverage in excess of the self insured loss limits retained by Baxter, Baxter shall name XOMA Ireland as an additional insured under Baxter's insurance policies insuring excess losses over Baxter's self insurance program up to the loss limits then held by XOMA Ireland, but XOMA Ireland shall not have the right to control Baxter's insurance but shall be entitled to coverage under such policies to the extent of any insured loss arising out of this Agreement.

                                   ARTICLE 11.

                               CHANGE OF CONTROL

     If the board of directors of XOMA Ireland Limited or its parent intends to enter into one or more agreements or take any other actions which could reasonably be expected to result in a Change of Control, XOMA Ireland shall, or cause its Affiliates to provide Baxter with an opportunity to make an offer to purchase XOMA Ireland Limited or its parent. Baxter shall have ten business days from the receipt of notice from XOMA Ireland Limited of such intended agreements or actions to make an offer to acquire XOMA Ireland Limited or its parent, as applicable. The applicable board of directors shall in good faith, subject to their fiduciary duties under applicable law, consider such offer.

                                   ARTICLE 12.

                              TERM AND TERMINATION

     12.1 Termination for Cause. Either party may terminate this Agreement, at its option, upon the occurrence of any of the following:

     12.1.1. Voluntary Liquidation Events. The other party or its parent shall
(a) seek the liquidation, reorganization, dissolution or winding up of itself or the composition or readjustment of all or substantially all of its debts, (b) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or any substantial portion of its assets, (c) make a general assignment for the benefit of its creditors, (d) commence a voluntary case under applicable bankruptcy of insolvency law, (e) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts or (f) adopt any resolution of its board of directors or shareholders for the purpose of effecting any of the foregoing.

     12.1.2. Involuntary Liquidation Events. A proceeding or case shall be commenced without the application or consent of the other party and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the following shall be entered and continue unstayed in effect, for a period of ninety days from and after the date service of process is effected upon the other party, seeking (a) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of all or substantially all of its debts, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of itself or of all or substantially all of its assets or (c) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts.

     12.1.3. Material Breach. Upon or after the breach of any material provision of this Agreement, if the breaching party has not cured such breach within ninety days after written notice thereof from the other party.

     12.2 Termination of NYU License. To the extent that a sublicense of XOMA Ireland's rights under the NYU License is granted hereunder, the license granted by XOMA

Ireland to Baxter under this Agreement shall terminate upon the termination of XOMA Ireland's rights under the NYU License; provided, that upon such termination, XOMA Ireland shall use commercially reasonable efforts to assist Baxter in obtaining a license agreement with New York University upon the same terms and conditions as in the NYU License.

     12.3 HSR. Notwithstanding any other provision herein, this Agreement may be terminated upon written notice by either party (a) if the Effective Date has not occurred within ninety days of execution of this Agreement or (b) an Agency obtains an order preventing or delaying the Effective Date.

     12.4 Effect of Termination.

     12.4.1. Termination of this Agreement, in whole but not in part, by Baxter shall terminate all rights granted hereunder but shall not relieve the parties of any obligation accruing prior to such expiration or termination nor shall it deny Baxter of its rights to make, have made, use, sell, offer to sell, import and/or export any Product licensed under this Agreement in a particular clinical indication to the extent Baxter has then made all required payments under
Section 4.2 or 4.7 for any such clinical indication for such Product; provided that Baxter then undertakes to continue making payments under Section 4.4 if, as and when Net Sales of such Product in such indication occur. The provisions of Articles 8, 9, 11 and 12 and Sections 13.3, 13.5, 13.7.1 and 13.9-13.12 shall survive the expiration or termination of this Agreement.

     12.4.2. Termination of this Agreement by XOMA Ireland shall commence the following procedure:

     a. Baxter and XOMA Ireland shall negotiate in good faith for a thirty-day period in an effort to reach an allocation of rights to specific indications within the Field, compensation for investments in Products in the Field and future royalties, if any.

     b. If the parties are unable to reach agreement in such thirty day period, then the parties shall refer such dispute to the president of XOMA Ireland and the president of the applicable business unit of Baxter for a ten day period.

     c. If the parties are unable to reach agreement in such ten-day period, then the parties shall refer such dispute to a single third party arbitrator selected by the Center for Public Resources (the "CPR") in accordance with its rules. In accordance with the rules of the CPR, such arbitrator shall consider all relevant facts and circumstances and based thereon conclusively determine an equitable allocation of rights to specific indications within the Field, compensation for investments in Products in the Field and future royalties, if any. Such arbital decision shall be binding on the parties and may be confirmed by court order under the Federal Arbitration Act, as amended. The cost of such arbitration shall be borne in accordance with the rules of the CPR.

     12.5 Term. To the extent that the license granted under this Agreement is a license to rights held under Patents, such license shall expire upon expiration of the last to expire of such Patents. To the extent that the license granted under this Agreement is a license of Know-How, such license shall terminate forty years from the date of the first commercial sale of a Product in the European Union.

                                   ARTICLE 13.

                                  MISCELLANEOUS

     13.1 HSR Filings. Not later than five business days following the date of execution of this Agreement by the parties, each party shall cause to be made any and all filings required at that time under the HSR Act with the Agencies, copies of which have previously been delivered to the other party, and each party agrees to reasonably cooperate with the other party in connection with the preparation of those filings. Each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all commercially reasonable things necessary, proper or advisable under applicable laws and regulations to avoid a negative determination by either of the Agencies, including, without limitation, responding promptly and appropriately to any request for additional information, or other formal or informal requests which may be made by either of the Agencies for information, witnesses or documents pertaining to the transaction(s) contemplated by this Agreement, and shall keep the other party fully apprised of its actions with respect thereto; provided that nothing in this Agreement shall require either party to (i) commence any litigation, (ii) hold separate any of its assets or
(iii) enter into any consent decree or similar arrangement at the request of any of the Agencies.

     13.2 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, U.S. first class mail or courier), internationally recognized courier service, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

         If to Baxter:             Baxter Healthcare Corporation
                                   One Baxter Parkway
                                   Deerfield, IL  60015
                                   United States of America
                                   Attention: General Counsel

         with a copy to:           Baxter Healthcare Corporation
                                   Hyland Immuno Recombinant SBU
                                   550 North Brand Blvd.
                                   Glendale, CA 91203
                                   United States of America
                                   Attention:  President
         with a copy (which shall not constitute notice) to:

                                   Brobeck, Phleger & Harrison LLP
                                   550 So. Hope Street
                                   Los Angeles, CA 90071
                                   United States of America
                                   Attention: Richard S. Chernicoff

         If to XOMA Ireland:       XOMA Ireland Limited
                                   c/o Sentinel Investments (Shannon) Limited
                                   Shannon Airport House
                                   Shannon, Co. Clare
                                   Ireland
                                   Attention: Company Secretary

         with copies (which shall not constitute notice) to:

                                   A. & L. Goodbody
                                   25/28 North Wall Quay
                                   Dublin 1, Ireland
                                   Attention: Michael A. Greene

                             and

                                   Cahill Gordon & Reindel
                                   80 Pine Street
                                   New York, NY 10005
                                   United States of America
                                   Attention: Geoffrey E. Liebmann


     13.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

     13.4 Payment Method. Each payment under this Agreement shall be paid in United States dollars and made by bank wire transfer in immediately available funds to such account as the intended recipient shall designate before such payment is due. All payments shall be made net of any withholding required by applicable law. In the event XOMA Ireland claims exemption from such withholding and provides Baxter with appropriate documentation of such exemption, then Baxter shall not withhold any amounts from payments due XOMA Ireland under this Agreement.

     13.5 Assignment. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred (by operation of law or otherwise) by either party without the prior written consent of the other party; provided, however, either party may, without the consent of the other party, assign this Agreement and its rights and obligations hereunder to an Affiliate; provided further that such Affiliate must be capable of performing the assignor's obligations under this Agreement and, in the case of Baxter, may not be organized under the laws of the Republic of Ireland. With respect to any other assignment by Baxter to an Affiliate (other than an Affiliate organized under the laws of Switzerland), Baxter and XOMA Ireland shall cooperate in good faith to make reasonable efforts to minimize any adverse consequence to either party from such assignment. This Agreement may also be assigned or transferred to any successor by merger, sale, transfer, or consolidation or the transferee of all or substantially all of the assets of its business unit to which this Agreement relates; provided that in the case of XOMA Ireland such assignee or transferee may not be a Baxter Competitor. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

     13.6 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (except for the failure to pay money) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

     13.7 Dispute Resolution.

     13.7.1. Except as otherwise specifically provided herein, any disputes or disagreements arising under the Agreement will be referred to the Chief Executive Officer of XOMA Ireland's parent and the president of the relevant business unit for Baxter (or their designees) for good faith resolution, for a period not to exceed ninety days. During such ninety days, both parties may in good faith explore resolution of the dispute using alternative dispute resolution techniques before pursuing other remedies. If such dispute is not resolved by the end of such ninety day period, the parties shall be free to pursue any legal or equitable remedy available to them.

     13.7.2. The parties agree that any action may only be in Superior Court of the State of California or a United States District Court in the State of California. XOMA Ireland hereby (a) submits to the exclusive jurisdiction of such courts, (b) waives the defense of an inconvenient forum, (c) consents to service of process upon it by mailing or delivering such service to Cahill Gordon & Reindel at its address set forth above, (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (e) to the extent that it or its properties have or hereafter may acquire immunity for jurisdiction of any court or from any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise), waives such immunity in respect of its obligations under this Agreement.

     13.8 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

     13.9 Independent Contractors. XOMA Ireland and Baxter each acknowledge that they shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither XOMA Ireland nor Baxter shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior consent of the other party to do so.

     13.10 Severability. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

     13.11 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

     13.12 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto. No prior drafts of this Agreement may be used in the construction or interpretation of this Agreement.






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

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                              XOMA IRELAND LIMITED


                              Signed By:  /s/ Alan Kane
                                  ------------------------------------------
                                  Alan Kane, Director
                                  duly authorized for and on behalf of XOMA
                                  Ireland Limited in the presence of:


                                  ----------------------------------

                              BAXTER HEALTHCARE CORPORATION


                              By:  /s/ Charlotte A. Schwab
                                  ------------------------------------------
                                  Charlotte A. Schwab
                                  Vice President
                                  Global Business Development
                                  Hyland Immuno Division


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